Sentigen Holding Corp.
580 Marshal Street
Phillipsburg, NJ 08865

Contact:          Robert A. Reinhart
                  Chief Financial Officer and
                      Principal Accounting Officer
                  (908) 387-1673

        SENTIGEN HOLDING CORP. RAISES OVER $5,000,000 IN PRIVATE OFFERING

Phillipsburg, New Jersey, November 21, 2000: Sentigen Holding Corp. (OTCBB:
SGHL) ("Company") announced today that it has consummated the sale of 863,834 shares of its common stock at a price of $6.00 per share, for aggregate gross proceeds of $5,183,000. The shares were sold in a private offering to 24 purchasers.

     Sentigen Holding Corp. intends to use the net proceeds of the offering for marketing, advertising, research and development, working capital and general purposes for the businesses operated or to be operated by its subsidiaries.

     The common stock issued in the offering will not and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Sentigen Holding Corp. (formerly Prime Cellular, Inc.) is a holding company conducting business through its wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc. and Sentigen Corp. CMT has two divisions: (1) its Molecular Cell Science Division which provides contract research and development services to the biotechnology and pharmaceutical industries, and (2) its Specialty Media Division which manufactures and distributes cell culture media and reagents and other research products, for the biotechnology and pharmaceutical industries. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

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